FOR IMMEDIATE RELEASE

Resource Capital Corp. Elects New Chairman of the Board of Directors

PHILADELPHIA, PA, November 9, 2009 -- Resource Capital Corp. (NYSE: RSO) ("RSO" or the “Company”), a real estate investment trust whose investment strategy focuses on commercial real estate loans and, to a lesser extent, commercial finance assets, has expanded its Board of Directors and elected Steven J. Kessler to serve as Chairman of the Board.  Edward E. Cohen, who has served as RSO’s Chairman of the Board since the Company’s inception, will continue to serve on RSO’s Board of Directors.

Mr. Kessler, Chief Financial Officer of Resource America, Inc. (NASDAQ: REXI) since 1997 and Executive Vice-President of REXI since 2005, has almost 30 years of hands-on experience in commercial real estate and related matters.  Prior to joining REXI in 1997, Mr. Kessler served as Vice President-Finance and Acquisitions at Kravco Company, a national shopping center developer and operator, from 1994 to 1997.  From 1983 to 1994, Mr. Kessler held several positions at Strouse Greenberg & Co., a regional full service real estate company, ending as Chief Financial Officer and Chief Operating Officer, and Vice President-Finance and Chief Accounting Officer at its successor, The Rubin Organization, Inc.  Prior thereto, Mr. Kessler was a Partner at Touche Ross & Co. (now Deloitte & Touche LLP), independent public accountants.  Mr. Kessler also served as a Trustee of GMH Communities Trust (“GMH”), a previously publicly-traded specialty housing real estate investment trust, from its initial public offering in 2004 to 2008 when GMH was sold.

At RSO Mr. Kessler will take an active role in its real estate activities.  Jonathan Z. Cohen, President and CEO of RSO and REXI said, “Steve brings 30 years of commercial real estate and related experience to Resource Capital Corp.  The Company is very lucky to have Steve take on this role.  RSO will benefit from Steve’s additional focus and efforts during this critical time in the commercial real estate markets.”

RSO is externally managed by Resource Capital Manager, Inc., an indirect wholly owned subsidiary of Resource America, Inc., a specialized asset management company that uses industry specific expertise to generate and administer investment opportunities for its own account and for outside investors in the commercial finance, real estate and financial fund management sectors.

For more information, please visit the Resource Capital Corp. website at www.resourcecapitalcorp.com or contact investor relations at pkamdar@resourceamerica.com.

This press release includes statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control.  Factors that can affect future results are discussed in the documents filed by Resource Capital Corp. from time to time with the Securities and Exchange Commission. Resource Capital Corp. undertakes no obligation to update or revise any forward-looking statement to reflect new or changing information or events.

Contact:
Resource Capital Corp.
www.resourcecapitalcorp.com
pkamdar@resourceamerica.com